Ashland Global Holdings Inc. SC 13D/A

Exhibit 99.2

[October 25, 2018: Cruiser Capital Advisors, LLC, the beneficial owner of approximately 2.5% of the shares of Ashland Global Holdings Inc. (NYSE: ASH), and Cruiser Capital Master Fund LP, as record holder, nominated four Directors to Ashland’s Board of Directors. The below cover letter highlights the names and biographies of the four directors Cruiser Capital Advisors nominated to Ashland’s Board of Directors, and accompanied the submission of the Notice of Intent to Nominate Directors that follows the cover letter.]

October 23, 2018

Re: Ashland Board Nomination Cover Letter

Attn: Mr. Peter Ganz, General Counsel, Mr. William A. Wulfsohn, Chairman and CEO, & Mr. Brendan Cummins, Chair of the Governance and Nominating Committee

In the attached letter, Cruiser Capital is pleased to formally nominate four stellar executives to the Ashland Board of Directors: Dr. Bill Joyce, Mr. Allen Spizzo, Mr. Pat Gottschalk, and Ms. Carol Eicher.

Each Director nominee is an accomplished executive with material relevant operational experience. Each has helped create tremendous shareholder value at previous chemical companies. We note that Allen and Pat are shareholders of the Company and Dr. Joyce’s trusts own over $35 million of Ashland’s common stock.

Based on our observations Ashland is currently presented with challenges and opportunities to 1) grow organically, 2) reduce costs, 3) address potentially concerning corporate governance questions and 4) address some critical potentially near term capital allocation and M&A decisions.

These nominees have successfully executed meaningful transformations over their careers, and Dr. Joyce and Allen Spizzo have also successfully done so with some of the very assets that Ashland is currently trying to improve. We believe shareholders will enthusiastically embrace this opportunity to bring these world class executives to Ashland’s Board of Directors.

Their summary bios:

•	Dr. William Joyce: Bill currently is a Director of Hexion and Vice Chairman of the Fermi Research Association. Hexion is a $3.5 billion manufacturer and supplier of specialty chemicals. He is simply one of the most successful CEOs in the specialty chemical arena. Bill served as CEO where he oversaw the successful turn-arounds of Union Carbide (purchased by Dow Chemical), Hercules (ultimately purchased by Ashland, and now a key component of ASI), and Nalco (purchased by Ecolab). Until August 2018, at the request of Cruiser, Bill served in two rolls at A. Schulman (SHLM) where he Advised the Board and Consulted to the CEO. Dr. Joyce holds a B.S. degree in Chemical Engineering from Penn State University, and M.B.A. and Ph.D. degrees from New York University. Dr. Joyce received the National Medal of Technology Award from President Clinton, the Plastics Academy’s Lifetime Achievement Award, and the Society of Chemical Industry Perkin Medal Award. He was selected as one of the hundred most successful engineers of the century by the American Institute of Chemical Engineers.

Currently, he is a Chair of the Environmental, Health and Safety committee of the Hexion Holdings LLC Board of Managers. Previously among the boards he has served on include The Dow Chemical Company, Union Carbide, Hercules, Nalco, El Paso Corporation, CVS Caremark Corporation, and others. Bill is renowned for driving innovation, cost optimization and productivity.

501 Madison Avenue | Floor 12A | New York, NY 10022 | (212) 829-5833

www.CruiserCap.com

•	Allen Spizzo: Allen is a former executive and CFO of Hercules where he worked in various leadership capacities for over 15 years. As you know, Hercules is a key asset of, and EBITDA contributor to, today’s Ashland Specialty Ingredients. Allen has an intimate knowledge of Ashland’s businesses having worked in operations, product management, business development and executive leadership.

He is currently a Director of Ferro Corp (NYSE: FOE), a leading specialty coatings business, where he is Chair of the Compensation Committee and serves on the Audit Committee. He also served on the Boards of public chemical companies A. Schulman (SHLM) and OM Group (OMG). Allen serves as a Trustee and Investment Advisor of the Joyce Trusts which have purchased over $35 million of Ashland’s common stock. Allen has recently purchased 4,330 shares of Ashland’s common stock at an average price of $68.08

•	Pat Gottschalk: Pat is the former Chairman and CEO of Union Carbide (2007-2012) and most recently served as the President of Dow’s multi-billion dollar coatings, monomers and plastic additives business. Under his leadership, there was a focus on improving productivity, supply reliability and improving the innovation pipeline that lead to double digit volume and earnings growth.

Pat has over 30 years as an experienced global business leader at companies such as Union Carbide and The Dow Company. He is a current Director of Superior Plus Corporation (TSX: SPB). Pat has recently purchased 1,000 shares of Ashland’s common stock at a price of $84.17

•	Carol S. Eicher: Carol was most recently the President and Chief Executive Officer of Innocor, Inc. where she led its integration, growth and ultimate sale, generating a 4x return for her investors. Ms. Eicher brings thirty years of manufacturing, commercial and executive leadership experience in the chemical industry having had senior leadership positions at Dow Chemical, Rohm and Hass, Ashland Chemical Company, and E.I. DuPont de Nemours.

Throughout her career, she has led global specialty chemicals businesses serving a broad array of end use markets from construction and infrastructure to household and personal care. She currently serves as a Director at Tennant (NYSE: TNC) where she chairs the Governance Committee; is a Director at Aurora Plastics where she serves on the Audit Committee; and, is a former director of A. Schulman (SHLM) prior to its sale to LyondellBasell Industries in August 2018.

Operationally, we believe there is tremendous opportunity both to rationalize Ashland’s cost structure as your management team has now identified, and to grow sales organically. We estimate that capitalizing on these opportunities can elevate Ashland Specialty Ingredients “ASI” EBITDA from current levels of approximately $575 million to over $800 million. Executing on this vision is of the utmost importance to Ashland’s shareholders, employees and customers. Cruiser Capital wants to help ensure success by bringing world class executives to the Board to support the efforts of Ashland’s transformation from a conglomerated, holding company structure to a stream-lined, pure play, specialty chemical company.

In short, we as shareholders of the Company you manage, believe each of these highly qualified nominees will, as Directors, work diligently to improve Ashland. Each of these highly qualified executives has extensive management experience, and demonstrated skills in business leadership and strategy, which qualify them to serve on the Company’s Board of Directors.

Please feel free to contact us with any questions or comments. We look forward to working constructively with you to help improve Ashland for all shareholders, employees and customers.

Sincerely,

Keith M. Rosenbloom

501 Madison Avenue | Floor 12A | New York, NY 10022 | (212) 829-5833

www.CruiserCap.com

October 23, 2018

E-mail and Overnight Delivery

Ashland Global Holdings Inc.

Attention: Corporate Secretary, Peter J. Ganz

50 East RiverCenter Boulevard

Covington, Kentucky 41011

Re:       Notice of Intent to Nominate Directors

Ladies and Gentlemen:

This letter constitutes a notice of intent by Cruiser Capital Master Fund LP (the “Stockholder”) to nominate four persons for election as Directors of Ashland Global Holdings Inc. (the “Company”, “Ashland”, or the “Corporation”) at the 2019 Annual Meeting of Stockholders of the Company (the “2019 Annual Meeting”), including the submission of the Stockholder’s nominees for election at the 2019 Annual Meeting. This notice is being provided to you in accordance with the Company’s Amended and Restated By-laws, as amended to date (the “By-laws”). The Stockholder is the record holder of 4,790 shares of the Company’s common stock, $.01 par value (“Common Stock”).

Our intention is to work with the Company in a constructive manner to help bring great people to Ashland. This notice is intended to provide all of the information required under the By-laws for proper advance notice to nominate the Nominees (as defined herein). Because the Company has elected to incorporate into its By-laws proxy rule requirements as part of its director nomination process, and those rules distinguish between the requirements for Nominees under a contested versus a non-contested nomination and election, we have completed this notice presuming a contested election. The absence of an acknowledgement of any particular requirement should not be understood by the Company to mean that this notice is incomplete. Under the proxy rules, when there is no applicable information to be disclosed (for example, the Stockholder has not yet solicited proxies and has not yet determined the methods to be used to solicit proxies and there is nothing to be disclosed), no statement or disclosure need be made. See Rule 14a-5(a) promulgated under the Exchange Act. However, out of an abundance of caution and to ensure that the Company has all of the information required by the By-laws, the Stockholder has indicated when it believes information is not available or not applicable.

The Stockholder hereby notifies the Company pursuant to Section 3.03 of the By-laws that the Stockholder intends to nominate Allen A. Spizzo, William H. Joyce, Patrick E. Gottschalk and Carol S. Eicher for election to the Board of Directors of the Company (the “Board”) at the 2019 Annual Meeting (each a “Nominee” and, collectively, the “Nominees”). Enclosed is the written consent of Mr. Spizzo, Dr. Joyce, Mr. Gottschalk and Ms. Eicher to be named in the proxy statement of the Stockholder and to serve as Directors of the Company if elected. See Appendix A for the executed written consents from each Nominee, which consents are incorporated herein by reference. The Stockholder represents that Cruiser Capital Master Fund LP is a stockholder of record at the time of this submission of the Nominees, and is entitled to vote at the 2019 Annual Meeting.

By the fact of the Stockholder’s submission of this notice of intent to nominate and submit the Stockholder’s nominees for election, it is the Stockholder’s understanding the Company is now obligated under the federal securities laws to file a preliminary proxy statement and form of proxy with the United States Securities and Exchange Commission (the “SEC”) to allow the SEC to review and comment on such proxy materials. The Stockholder intends to deliver a proxy statement to holders of at least the percentage of the Company’s outstanding capital stock required to elect the Nominees.

The Stockholder intends to appear (or will direct a qualified representative of the Stockholder to appear) in person or by proxy at the 2019 Annual Meeting to nominate Mr. Spizzo, Dr. Joyce, Mr. Gottschalk and Ms. Eicher, and the Stockholder will vote for the election of all of the Nominees. The Stockholder intends to deliver a proxy statement and proxy card to holders of at least the percentage of the Company’s outstanding capital stock required to elect the Nominees, and will solicit proxies from stockholders for the election of all of the Nominees.

To the extent not prohibited under the Company’s Restated Certificated of Incorporation, as amended to date, the By-laws and applicable law, the Stockholder reserves the right to solicit proxies for the election of substitute nominees or additional nominees (1) if a Nominee is unable to serve or for good cause will not serve or (2) if the Company makes or announces any changes to its charter documents, including changes that increase the size of the Company’s Board of Directors, or takes or announces any other action that has, or if consummated would have, the effect of disqualifying a Nominee.

Provided below is all of the information required by the By-laws to nominate the Nominees.

A.       Section 3.02(c) - Questionnaire and Representation Agreement

Section 3.02(c) of the By-laws provides that for a Nominee to be eligible to be a nominee for election as a director, the Nominee must deliver (in accordance with the time periods prescribed for delivery of notice by the Board) to the Secretary at the principal executive offices of the Corporation: (1) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire was provided by the Secretary to the Stockholder on October 1, 2018, and referred to herein as a “Questionnaire”); and (2) a written representation and agreement (in the form provided by the Secretary to the Stockholder on October 1, 2018, and referred to herein as a “Representation Agreement”) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person will act or vote as a director on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a director under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Corporation that are applicable to directors. All of the Nominees have completed and executed a Questionnaire and a Representation Agreement, all of which are attached hereto and all of which are incorporated herein by reference.

B.       Section 3.03(a) – Right of Stockholder to Nominate

Subject to the rights of the holders of any outstanding series of Preferred Stock (as defined in the By-laws), nominations for the election of directors may be made by any stockholder who is a stockholder of record at the time of giving of the notice of nomination provided for in Section 3.03 of the By-laws and who is entitled to vote for the election of directors. The Stockholder is a stockholder of record at the time of giving of this notice of nomination, as provided for in Section 3.03 of the By-laws, and is entitled to vote for the election of directors.

C.       Section 3.03(c)(1) – Stockholder Information

The Stockholder Information (as defined in the By-laws) with respect to the Stockholder and any Stockholder Associated Persons (as defined herein) and the name and address of the person or persons to be nominated are set forth below.

1.      Stockholder Information – Section 2.08(d)(1)

The name and address of the Stockholder proposing the Nominees, as they appear on the Corporation’s books, are as follows:

Name	Address
Cruiser Capital Master Fund LP	501 Madison Avenue, Floor 12A New York, NY 10022

2.      Stockholder Information – Section 2.08(d)(2)

With regard to the Stockholder, who is the only stockholder proposing the Nominees, the name and address of (a) any beneficial owner of stock of the Corporation that is owned by the Stockholder and (b) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Stockholder or such beneficial owner (each, a “Stockholder Associated Person”) is set forth below. The Stockholder is a holder of record only, and is not the beneficial owner of shares of Common Stock. The beneficial owners of the shares of Common Stock held by the Stockholder are Cruiser Capital Advisors, LLC (“Cruiser Capital Advisors”) and Keith M. Rosenbloom. Cruiser Capital Advisors is the beneficial owner of the shares of Common Stock held by the Stockholder because Cruiser Capital Advisors has sole voting and dispositive power over all of the shares. Because Mr. Rosenbloom is the managing member of Cruiser Capital Advisors, he is deemed to share voting power and dispositive power over the shares of Common Stock held by Cruiser Capital Advisors on behalf of the Stockholder (Mr. Rosenbloom may also personally invest his own funds in the Stockholder from time to time). The Stockholder does not have the right to obtain voting or dispositive power over any of the shares within sixty days, and is therefore not deemed to beneficially own the shares of Common Stock, pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please note that in making the determination as to beneficial ownership, the Stockholder noted that the term is not defined in the By-laws, and has relied on Rule 13d-3 promulgated under the Exchange.

Cruiser Capital Advisors manages and controls Cruiser Capital Master Fund LP and Metamorphosis IV LLC. Keith M. Rosenbloom manages and controls Cruiser Capital Advisors. Other than the persons identified above and the persons identified below, there are no other persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Stockholder of Cruiser Capital Advisors: Metamorphosis Master Fund LP, Cruiser Capital Metamorphosis Advisors, LLC, Cruiser Capital, LLC, and Cruiser Capital, Ltd. Metamorphosis Master Fund LP, Cruiser Capital Metamorphosis Advisors, LLC, Cruiser Capital, LLC and Cruiser Capital, Ltd. do not own, directly or indirectly, any securities of the Company, and are not, and will not be, participants in any solicitation by the Stockholder.

Name	Business Address
Cruiser Capital Advisors, LLC	501 Madison Avenue, Floor 12A New York, NY 10022
Cruiser Capital Master Fund LP	501 Madison Avenue, Floor 12A New York, NY 10022
Metamorphosis IV LLC	501 Madison Avenue, Floor 12A New York, NY 10022
Metamorphosis Master Fund LP	501 Madison Avenue, Floor 12A New York, NY 10022
Cruiser Capital Metamorphosis Advisors, LLC	501 Madison Avenue, Floor 12A New York, NY 10022
Cruiser Capital, LLC	501 Madison Avenue, Floor 12A New York, NY 10022
Cruiser Capital, Ltd.	501 Madison Avenue, Floor 12A New York, NY 10022

3.      Stockholder Information – Section 2.08(d)(3)

With regard to the Stockholder and the Stockholder Associated Persons, please see the following information:

(a)

The shares of Common Stock directly or indirectly held of record and beneficially by the Stockholder or each Stockholder Associated Person are provided below. Metamorphosis Master Fund LP, Cruiser Capital Metamorphosis Advisors, LLC, Cruiser Capital, LLC and Cruiser Capital, Ltd. do not own, directly or indirectly, any securities of the Company, and are not, and will not be, participants in any solicitation by the Stockholder. The Stockholder and the Stockholder Associated Persons do not hold directly or indirectly of record or beneficially any other class or series of stock of the Company, or any other securities of the Company.

Name	Shares Held of Record	Shares Held Beneficially
Cruiser Capital Advisors, LLC	0	1,525,324 (3)
Keith M. Rosenbloom	0	1,525,324 (4)
Cruiser Capital Master Fund LP	4,790 (1)	0 (1)
Metamorphosis IV LLC	0 (2)	0 (2)

(1)

Cruiser Capital Master Fund LP, the Stockholder, is the record holder of these shares of Common Stock. All of the other shares of Common Stock are held in street name, and pursuant to Rule 13d-3 of the Exchange Act, the Stockholder does not hold these shares beneficially.

(2)

Metamorphosis IV LLC is not the record holder of any shares of Common Stock. All of the shares of Common Stock held by Metamorphosis IV LLC are held in street name, and pursuant to Rule 13d-3 of the Exchange Act, Metamorphosis IV LLC does not hold these shares beneficially.

(3)

Cruiser Capital Advisors has sole voting and dispositive power over these shares, which it manages for Cruiser Capital Master Fund LP, Metamorphosis IV LLC, and separately managed accounts (collectively, the “Cruiser Clients”).

(4)

Because Mr. Rosenbloom is the managing member of Cruiser Capital Advisors, he is deemed to share voting power and dispositive power over the shares of Common Stock managed for the Cruiser Clients.

(b)

The date the shares of Common Stock referenced above were acquired is set forth on Appendix B hereto, which information is incorporated herein by reference.

(c)

Cruiser Capital Advisors will reimburse the Nominees for any expenses that they reasonably incur in connection with the intended solicitation of proxies for use at the 2019 Annual Meeting. Cruiser Capital Advisors will bear the cost of the intended solicitation of proxies for use at the 2019 Annual Meeting. None of the Nominees have any arrangement or understandings with any other person pursuant to which they were or are to be selected as a director or nominee for election as a director of the Company. None of the Nominees is, and will not become, a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to each other or any other person as to how he, if elected as a director of the Company, will act or vote on any issue or question.

There are no other agreements, arrangements or understandings, direct or indirect, with respect to the nomination of the Nominees between or among the Stockholder, any Stockholder Associated Person or any others acting in concert with any of the foregoing.

(d)

Other than as disclosed herein, there are not any agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that have been entered into, directly or indirectly, as of the date of this Stockholder’s notice by, or on behalf of, the Stockholder proposing such business or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Stockholder or any Stockholder Associated Person with respect to shares of capital stock of the Corporation (a “Derivative”).

(e)

Cruiser Capital Advisors has sole voting and dispositive power over all of the shares of Common Stock that it manages for the Cruiser Clients, pursuant to management agreements. Dr. Joyce is one of the Cruiser Clients as he has entered into an investment management agreement with Cruiser Capital Advisors granting Cruiser Capital Advisors sole dispositive and voting power. There are not any other proxies (including revocable proxies), contracts, arrangements, understandings or other relationships pursuant to which the Stockholder or Stockholder Associated Persons have a right to vote any shares of Common Stock.

(f)

There are not any rights to dividends on the capital stock of the Corporation owned beneficially by the Stockholder or any Stockholder Associated Person that are separated or separable from the underlying stock of the Corporation.

(g)

Other than as disclosed herein, the Stockholder and the Stockholder Associated Persons do not have any other proportionate interest in stock of the Corporation or Derivatives held, directly or indirectly, by a general or limited partnership in which the Stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner.

(h)

Cruiser Capital Advisors is the investment manager on behalf of the Cruiser Clients. Each of the Cruiser Clients has granted Cruiser Capital Advisors the sole and exclusive authority to vote and dispose of the shares of Common Stock, and this grant of discretion is not terminable within sixty days. Cruiser Capital Advisors is entitled to a fee for managing and advising the Cruiser Clients, based upon a percentage of the Cruiser Clients’ capital. Cruiser Capital Advisors is also entitled to an allocation of a portion of net profits, if any, generated. Other than as disclosed above, the Stockholder and the Stockholder Associated Persons are not entitled to any other performance-related fees (other than asset-based fees) based on any increase or decrease in the value of stock of the Corporation or Derivatives thereof, as of the date of this notice

D.       Section 3.03(c)(2) – Stockholder Representation

The Stockholder represents that the Stockholder is a holder of record of Common Stock of the Corporation entitled to vote in the election of directors and intends to appear in person or by proxy at the 2019 Annual Meeting to nominate the Nominees specified in this notice.

E.       Section 3.03(c)(3) – Arrangements Related to Nominations

Cruiser Capital Advisors will reimburse the Nominees for any expenses that they reasonably incur in connection with the intended solicitation of proxies for use at the 2019 Annual Meeting. Cruiser Capital Advisors will bear the cost of the intended solicitation of proxies for use at the 2019 Annual Meeting. None of the Nominees have any arrangement or understandings with any other person pursuant to which they were or are to be selected as a director or nominee for election as a director of the Company. None of the Nominees is, and will not become, a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to each other or any other person as to how he, if elected as a director of the Company, will act or vote on any issue or question. There are not any other arrangements or understandings between the Stockholder and each Nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the Stockholder.

F.       Section 3.03(c)(4) – Compensation Arrangements

Other than as set forth herein, there are not, and there have not been, any direct or indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and there are not any other material relationships, between or among the Stockholder and any Stockholder Associated Person or any of their respective affiliates or associates or other parties with whom they are acting in concert. Nor is there any information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Stockholder, any Stockholder Associated Person or any person acting in concert therewith, were the “registrant” for purposes of such rule and each Nominee were a director or executive of such registrant.

G.       Section 3.03(c)(5) – Information Regarding Nominees

The information regarding each Nominee that would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had each Nominee been nominated, or intended to be nominated, by the Board is set forth below and in Appendix C hereto, which is incorporated herein by reference. Specifically, the information for the Nominees required by Item 401 and 405 of Regulation S-K and related information is provided below. Out of an abundance of caution and to ensure that the Company has all of the information required by the By-laws, information that would have been required to be included in a proxy statement, but is not specifically related to the Nominees is also contained in Appendix C.

Please note with regard to certain disclosure required in a proxy statement, that the disclosure depends on whether there is a contested election. As disclosure regarding the Nominees would not normally be included in the Company’s proxy statement, but in the Stockholder’s proxy statement, the Stockholder has assumed for purposes of the disclosure provided herein and in Appendix C that a contested election is involved.

All of the Nominees have completed and executed a Questionnaire and a Representation Agreement, all of which are attached hereto and all of which are incorporated herein by reference.

Principal Occupation or Employment and Qualifications of Nominees

Allen A. Spizzo:

Since 2008, Mr. Spizzo, age 61, has been a business and management consultant focused on the chemicals, materials, biotechnology and pharmaceutical industries. He also serves as an investment adviser and asset management trustee. Mr. Spizzo served as Vice President and Chief Financial Officer of Hercules Incorporated, a former S&P 500 company, from March 2004 until the company was sold to Ashland Inc. in November 2008. He served as Vice President, Corporate Affairs, Strategic Planning and Corporate Development of Hercules from July 2002 to March 2004. He served as Vice President, Investor Relations and Strategic Planning of Hercules from 2000 to July 2002. Prior to that, he served in other capacities with Hercules beginning in 1979. Mr. Spizzo received a BS in Chemical Engineering from North Carolina State University and an MBA from University of Akron. He is currently a Director of Ferro Corporation, a global specialty materials business, where he is a member of the Audit and Compensation Committee. He also serves on the board of directors of Global Specimen Solutions, Inc., a privately held informatics company serving the pharmaceutical and biotech industries headquartered in Raleigh, North Carolina. Mr. Spizzo recently served on the board of directors of OM Group, Incorporated, a global specialty chemicals and materials company, until its sale in 2015 and A. Schulman until its sale to LyondellBasell Industries. The Stockholder believes that Mr. Spizzo’s extensive management experience in positions in key corporate functions (including, finance, strategic planning, corporate development and investor relations), as well as his experience on public company boards, qualifies him to serve on the Company’s Board of Directors.

William H. Joyce:

Dr. Joyce, age 82, has been the Chairman and Chief Executive Officer of Advanced Fusion Systems LLC, a developer and manufacturer of power electronics, since 2008. He is the retired, former Chief Executive Officer and Chairman of Nalco Holding Company, positions he held from November 2003 until his retirement in December 2007. Prior to joining Nalco, Dr. Joyce served as Chief Executive Officer and Chairman at Hercules Incorporated and prior to that at Union Carbide. Dr. Joyce holds a B.S. degree in Chemical Engineering from Penn State University, and MBA and Ph.D. degrees from New York University. Dr. Joyce received the National Medal of Technology Award in 1993 from President Clinton, the Plastics Academy’s Lifetime Achievement Award in 1997 and the Society of Chemical Industry Perkin Medal Award in 2003. Dr. Joyce also serves as a trustee and Vice Chairman of the Universities Research Association and is a board leadership fellow of the National Association of Corporate Directors. During the past five years, he also served on the board of directors of El Paso Corporation, CVS Caremark Corporation and Momentive Performance Materials Holdings Inc. He currently serves on the board of directors of Hexion Holdings LLC and is a Chair of the Environmental, Health and Safety committee of the Hexion Holdings LLC Board of Managers. The Stockholder believes that Dr. Joyce’s extensive management experience, and his skills in business leadership and strategy, qualifies him to serve on the Company’s Board of Directors.

Patrick E. Gottschalk:

Mr. Gottschalk, age 55, is the former Chairman and CEO of Union Carbide from 2007 until 2012. Most recently Mr. Gottschalk served as President of Coatings, Monomers and Additives, a multi-billion dollar business within The Dow Chemical Co., which is a chemicals manufacturer, and served in this capacity from 2012 until 2016. Mr. Gottschalk currently serves as a director of Superior Plus Corporation (TXS:SPB). The Stockholder believes that Mr. Gottschalk’s extensive management experience, and his skills in business leadership and strategy, qualifies him to serve on the Company’s Board of Directors.

Carol S. Eicher:

Since 2008, Ms. Eicher, age 60, has served as a director for Tennant Company, a cleaning products and solutions company. Ms. Eicher currently serves as a member of the governance and compensation committees, and formerly served on the audit committee, for Tennant Company. Ms. Eicher is currently a Director at Aurora Plastics where she is a member of the Audit Committee. Ms. Eicher previously served as President and Chief Executive Officer, for Innocor Inc., a designer and manufacturer of home furnishings company. In addition, Ms. Eicher has served as a director and treasurer for Fairmount Park Conservancy, a nonprofit corporation since 2005 and was a Director at A. Schulman from 2017 to 2018 until its sale to LyndellBasell Industries. Ms. Eicher’s past business experience includes serving as Business President of Coating Materials and Building and Construction for The Dow Chemical Company, a manufacturer and seller of chemicals, plastic materials and other specialized products. The Stockholder believes that the attributes, skills and qualifications Ms. Eicher has developed through her global manufacturing, operations, and merger and acquisition experience allow her to provide business and leadership expertise to the Board.

The combination of experience, skill sets, and qualifications disclosed above led to the conclusion that each of the Nominees should serve as a Director of the Company. None of the entities or organizations reflected in the business experience of the Nominees is a parent, subsidiary or other affiliate of the Company. The role of an effective Director inherently requires certain personal qualities, such as integrity, as well as the ability to comprehend, discuss and critically analyze materials and issues that are presented so that the Director may exercise judgment and reach conclusions in fulfilling his duties and fiduciary obligations. The Stockholder believes that the background and expertise of each Nominee evidences those abilities and are appropriate to his or her serving on the Company’s Board of Directors.

The Stockholder believes that each of Mr. Spizzo, Dr. Joyce, Mr. Gottschalk and Ms. Eicher would be deemed “independent” under the Corporate Governance Guidelines of the Company and the independence requirements of the SEC rules and the listing standards of the New York Stock Exchange (NYSE), and that each would qualify as an “audit committee financial expert” as that term is defined by the SEC.

Interest of Certain Persons in Matters to be Acted Upon

Except as otherwise set forth herein, none of the Nominees has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as otherwise set forth herein, none of the Nominees has, nor do any of the Nominees’ associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Directorships of Other Publicly Owned Companies

Except as noted below, none of Mr. Spizzo, Dr. Joyce, Mr. Gottschalk and Ms. Eicher is presently serving as a director of any corporation, partnership or other entity that has a class of debt or equity securities registered under the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, or has served as such during the past five years:

•

Dr. Joyce: Hexion Inc. (the supervision of the management of Hexion Inc.’s affairs and business operations is entrusted to the Board of Managers of Hexion Holdings LLC, Columbus OH, and Dr. Joyce is a director of Hexion Holdings LLC)

•

Mr. Spizzo: Ferro Corp., Mayfield Heights, OH (NYSE symbol: FOE); A. Schulman, Inc. (NASDAQ symbol: SHLM); and OM Group (NYSE symbol: OMG)

•

Mr. Gottschalk: Superior Plus Corporation (TSX: SPB)

•

Ms. Eicher: Tennant Co. (NYSE symbol: “TNC”); and A. Schulman, Inc. (NASDAQ symbol: SHLM)

Material Proceedings Adverse to the Company

There are no material proceedings to which the Nominees, or any of their associates, is a party adverse to the Company or any of its subsidiaries, and none of the Nominees nor any of their associates have a material interest adverse to the Company or any of its subsidiaries.

Transactions in Common Stock of the Company

The transactions identified on Appendix B are the Nominees’ only transactions in shares of the Common Stock during the past two years, which information is incorporated herein by reference. From time to time, Cruiser Capital Advisors may purchase Common Stock on margin provided by banking institutions or brokerage firms on such firms’ usual terms and conditions. In such instances, the positions held in the margin account are pledged as collateral security for the repayment of debit balances in the account.  So, all or part of the shares of Common Stock held may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such entities. Such loans, if any, generally bear interest at a rate based upon the federal funds rate plus a margin. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the common stock reported herein. Such indebtedness, if any, may be refinanced with other banks or broker-dealers. Other than the foregoing margin arrangements, as of the date of this notice, none of the Nominees or accounts managed by Cruiser Capital Advisors have loans secured by Common Stock.

Absence of any Family Relationships

None of the Nominees has any family relationship with any director or officer of the Company.

Absence of Involvement in Certain Legal Proceedings

During the past ten years:

a.       No petition under the federal bankruptcy laws or any state insolvency law has been filed by or against any Nominee (or any other participant), and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any Nominee (or any other participant). In addition, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which any Nominee (or any other participant) is or was a general partner, or any corporation or business association of which any Nominee (or any other participant) is or was an executive officer at or within two years before the time of such filing.

b.      No Nominee (or any other participant) has been convicted in a criminal proceeding nor has any Nominee been the named subject of any criminal proceeding which is presently pending (excluding traffic violations and other minor offenses).

c.       No Nominee (or any other participant) has been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining (or otherwise limiting) such Nominee (or any other participant) from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (“CFTC”) or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity; (B) engaging in any type of business practice; or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

d.      No Nominee (or any other participant) has been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days such Nominee’s right (or any other participant’s right) to be engaged in any activity described in clause c.(A) above, or such Nominee’s right (or any other participant’s right) to be associated with persons engaged in any such activity.

e.       No Nominee (or any other participant)has been found by a court of competent jurisdiction in a civil action or by the SEC or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

f.        No Nominee (or any other participant) has been the subject of, or a party to, any supervisory action by federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (A) Any federal or state securities or commodities law or regulation; (B) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (C) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.

g.      No Nominee (or any other participant) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, and registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Absence of Certain Transactions

During the Company’s last two fiscal years, none of the Nominees (nor any other participant), nor any member of any Nominee’s (nor any other participant’s) immediate family, has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and none of the Nominees (nor any other participant), nor any member of any Nominee’s (nor any other participant’s) immediate family, has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

Section 16 Compliance

None of the Nominees (nor any other participant) is required to file reports under Section 16 of the Exchange Act, with respect to shares of the Common Stock.

H.       Section 3.03(c)(6) – Solicitation of Support

The Stockholder represents that the Stockholder intends (1) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and (2) to solicit proxies from stockholders in support of the Stockholder nomination and Nominees.

I.       Section 3.03(c)(7) – Additional Requested Information

The Stockholder represents that the Stockholder shall provide any other information reasonably requested by the Corporation.

J.       Section 3.03(c)(8) – Consents of Nominees

The executed written consents of each of the Nominees to serve as a director of the Corporation if so elected are attached hereto and incorporated herein by reference. If elected, each Nominee will serve until the Nominee’s successor is duly elected and qualified or until the Nominee’s earlier death, resignation, or removal.

F.       Section 3.03(c)(4) – Compensation Arrangements

Other than as set forth herein, there are not, and there have not been, any direct or indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and there are not any other material relationships, between or among the Stockholder and any Stockholder Associated Person or any of their respective affiliates or associates or other parties with whom they are acting in concert. Nor is there any information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Stockholder, any Stockholder Associated Person or any person acting in concert therewith, were the “registrant” for purposes of such rule and each Nominee were a director or executive of such registrant.

* * *

The Stockholder believes that all information for proper advance notice has been submitted herein, and the Stockholder represents, based on the information in its possession after due inquiry, that the information in this notice is accurate.

If the Company’s Board of Directors or a Committee thereof believes this notice is incomplete or otherwise deficient in any respect, please contact the Stockholder immediately so that the Stockholder may promptly address any alleged deficiencies. The Stockholder may be contacted by email at Info@cruisercap.com or by phone at (212) 251-3391.

Very truly yours, Cruiser Capital Master Fund LP /s/ Keith M. Rosenbloom Keith M. Rosenbloom Managing Member

Appendix A

CONSENT OF PROPOSED NOMINEE

I, Allen A. Spizzo, hereby consent to be named in the proxy statement of Cruiser Capital Master Fund LP and its affiliates to be used in connection with their solicitation of proxies from the stockholders of Ashland Global Holdings Inc. for use in voting at the 2019 Annual Meeting of Stockholders of Ashland Global Holdings Inc., and I hereby consent and agree to serve as a director of Ashland Global Holdings Inc. if elected at such Annual Meeting.

/s/ Allen A. Spizzo Allen A. Spizzo

Dated: October 23, 2018

CONSENT OF PROPOSED NOMINEE

I, William H. Joyce, hereby consent to be named in the proxy statement of Cruiser Capital Master Fund LP and its affiliates to be used in connection with their solicitation of proxies from the stockholders of Ashland Global Holdings Inc. for use in voting at the 2019 Annual Meeting of Stockholders of Ashland Global Holdings Inc., and I hereby consent and agree to serve as a director of Ashland Global Holdings Inc. if elected at such Annual Meeting.

/s/ William H. Joyce William H. Joyce

Dated: October 23, 2018

CONSENT OF PROPOSED NOMINEE

I, Patrick E. Gottschalk, hereby consent to be named in the proxy statement of Cruiser Capital Master Fund LP and its affiliates to be used in connection with their solicitation of proxies from the stockholders of Ashland Global Holdings Inc. for use in voting at the 2019 Annual Meeting of Stockholders of Ashland Global Holdings Inc., and I hereby consent and agree to serve as a director of Ashland Global Holdings Inc. if elected at such Annual Meeting.

/s/ Patrick E. Gottschalk Patrick E. Gottschalk

Dated: October 23, 2018

CONSENT OF PROPOSED NOMINEE

I, Carol S. Eicher, hereby consent to be named in the proxy statement of Cruiser Capital Master Fund LP and its affiliates to be used in connection with their solicitation of proxies from the stockholders of Ashland Global Holdings Inc. for use in voting at the 2019 Annual Meeting of Stockholders of Ashland Global Holdings Inc., and I hereby consent and agree to serve as a director of Ashland Global Holdings Inc. if elected at such Annual Meeting.

/s/ Carol S. Eicher Carol S. Eicher

Dated: October 23, 2018

APPENDIX B

Transactions in Shares of the Company

With regard to all shares of Common Stock purchased or sold within the past two years, set forth below are the dates on which they were purchased or sold and the amount purchased or sold on each such date by Cruiser Capital Advisors, on behalf of the Cruiser Clients, or the applicable Nominee. Metamorphosis Master Fund LP, Cruiser Capital Metamorphosis Advisors, LLC, Cruiser Capital, LLC and Cruiser Capital, Ltd. have not had any transactions in shares of Common Stock within the past two years. Ms. Eicher had no transactions in shares of Common Stock within the past two years. No “associates” (as defined in Rule 14a-1 of the Exchange Act) of the Stockholder, the Stockholder Associated Persons or the Nominees have effected any transactions in shares of Common Stock, except as set forth herein.

Cruiser Capital Advisors, LLC

Trade Date	Number of Shares Purchased or (Sold)
10/25/2017	1,001*
10/27/2017	2,846*
10/27/2017	889
10/27/2017	627
10/27/2017	62
10/27/2017	5,221
10/31/2017	1,072*
10/31/2017	549
10/31/2017	293
10/31/2017	53
11/3/2017	552*
11/3/2017	274
11/3/2017	146
11/3/2017	28
11/6/2017	17,200*
11/6/2017	7,000
11/6/2017	4,750
11/6/2017	1,500
11/6/2017	10,250
11/16/2017	29,000
11/30/2017	(2,881)*
11/30/2017	(762)
11/30/2017	(1,429)
11/30/2017	(150)

Trade Date	Number of Shares Purchased or (Sold)
1/17/2018	2,000*
1/26/2018	(2,195)*
1/26/2018	(527)
1/26/2018	(757)
1/26/2018	(126)
1/26/2018	(2,421)
1/29/2018	364*
1/29/2018	126
1/29/2018	88
1/29/2018	20
1/29/2018	402
2/2/2018	3,101*
2/2/2018	1,242
2/2/2018	657
3/1/2018	20,000**
3/2/2018	611*
3/2/2018	239
3/2/2018	125
3/2/2018	25
3/8/2018	2,000
3/13/2018	7,600**
3/14/2018	10,000**
3/15/2018	100**
3/20/2018	10,000**
3/21/2018	20,000**
3/22/2018	766*
3/22/2018	60,000**
3/22/2018	298
3/22/2018	156
3/22/2018	31
3/22/2018	749
3/22/2018	1,000
3/22/2018	1,000
3/22/2018	1,000
3/22/2018	82,850
3/23/2018	50,000**
3/26/2018	611*

Trade Date	Number of Shares Purchased or (Sold)
3/26/2018	239
3/26/2018	125
3/26/2018	25
3/26/2018	12,500**
3/27/2018	46,700**
3/28/2018	31,200**
3/29/2018	611*
3/29/2018	239
3/29/2018	125
3/29/2018	25
4/2/2018	980*
4/2/2018	346
4/2/2018	230
4/2/2018	49
4/2/2018	919
4/2/2018	50,000**
4/3/2018	388*
4/3/2018	137
4/3/2018	91
4/3/2018	20
4/3/2018	364
4/3/2018	14,500**
4/4/2018	25,000**
4/5/2018	388*
4/5/2018	137
4/5/2018	91
4/5/2018	20
4/5/2018	364
4/6/2018	31,500**
4/9/2018	212*
4/9/2018	82
4/9/2018	43
4/9/2018	8
4/11/2018	385*
4/11/2018	150
4/11/2018	80
4/11/2018	25

Trade Date	Number of Shares Purchased or (Sold)
4/11/2018	360
4/12/2018	389*
4/12/2018	138
4/12/2018	91
4/12/2018	19
4/12/2018	363
4/13/2018	385*
4/13/2018	150
4/13/2018	79
4/13/2018	15
4/13/2018	371
4/17/2018	457*
4/17/2018	178
4/17/2018	93
4/17/2018	18
4/19/2018	4,742***
4/20/2018	10,000***
4/20/2018	20,000**
4/23/2018	2,000*
4/23/2018	1,000
4/23/2018	1,000
4/23/2018	21,000***
4/24/2018	10,000***
4/24/2018	25,670**
4/25/2018	3,500
4/25/2018	3,500***
4/26/2018	500*
4/26/2018	1,000
4/26/2018	3,500***
4/27/2018	15,000***
4/30/2018	2,500*
4/30/2018	1,000
4/30/2018	500
4/30/2018	3,000
4/30/2018	3,000***
5/1/2018	1,911***
5/1/2018	1,500

Trade Date	Number of Shares Purchased or (Sold)
5/9/2018	10,200
5/10/2018	4,450
5/14/2018	338
5/14/2018	5,912
5/14/2018	5,669
5/14/2018	581
5/16/2018	24,507
5/17/2018	25,493
5/18/2018	2,200*
5/18/2018	1,700
5/18/2018	1,100
5/18/2018	600
5/18/2018	5,400***
5/22/2018	7,500
5/25/2018	250*
5/25/2018	1,000
5/25/2018	1,000
5/25/2018	250
5/25/2018	2,500***
5/30/2018	700
5/31/2018	1,000*
5/31/2018	1,000
5/31/2018	1,000***
6/4/2018	8,000
6/5/2018	2,643***
6/5/2018	2,000
6/6/2018	5,000
6/13/2018	1,000*
6/13/2018	500
6/13/2018	500
6/13/2018	1,500
6/13/2018	6,500***
6/15/2018	500*
6/15/2018	1,500***
6/18/2018	2,900
6/18/2018	11,600***
6/19/2018	5,000***

Trade Date	Number of Shares Purchased or (Sold)
6/20/2018	600*
6/21/2018	1,920*
6/21/2018	750
6/21/2018	522
6/21/2018	110
6/21/2018	2,256
6/21/2018	4,442***
6/22/2018	25,000
6/25/2018	3,799*
6/25/2018	876
6/25/2018	1,259
6/25/2018	187
6/25/2018	5,923
6/25/2018	2,000
6/25/2018	25,000
6/25/2018	15,456***
6/26/2018	2,003*
6/26/2018	2,000
6/26/2018	1,500
6/26/2018	300
6/26/2018	2,250
6/26/2018	2,250***
6/26/2018	1,800
6/26/2018	770
6/26/2018	12,980
6/26/2018	12,458
6/26/2018	1,292
6/27/2018	2,000*
6/27/2018	81
6/27/2018	1,419
6/27/2018	1,360
6/27/2018	140
6/27/2018	11,667
6/27/2018	1,666
6/27/2018	11,667
6/28/2018	682*
6/28/2018	264

Trade Date	Number of Shares Purchased or (Sold)
6/28/2018	138
6/28/2018	650
6/28/2018	2,502
6/28/2018	358
6/28/2018	2,502
7/2/2018	7,339*
7/2/2018	7,047
7/2/2018	1,006
7/2/2018	7,047
7/3/2018	437*
7/3/2018	5,000***
7/5/2018	100*
7/5/2018	1,300***
7/9/2018	100*
7/9/2018	9,900***
7/10/2018	35,000***
7/10/2018	2,333
7/10/2018	334
7/10/2018	2,333
7/11/2018	44,919***
7/11/2018	4,200
7/11/2018	600
7/11/2018	4,200
7/12/2018	1,000*
7/12/2018	24,000***
7/12/2018	5,000
7/12/2018	4,667
7/12/2018	666
7/12/2018	4,667
7/18/2018	3,000*
7/18/2018	2,220
7/18/2018	2,500
7/20/2018	10,275*
7/20/2018	2,896
7/20/2018	4,560
7/20/2018	400
7/20/2018	1,869

Trade Date	Number of Shares Purchased or (Sold)
7/20/2018	15,000***
8/17/2018	3,000*
8/17/2018	107,200***
8/17/2018	25,100
8/17/2018	200
8/17/2018	4,000
8/17/2018	3,900
8/17/2018	400
8/31/2018	5,138***
9/28/2018	1,000***
10/8/2018	1,000***
10/9/2018	1,000***
10/11/2018	623*
10/11/2018	121
10/11/2018	232
10/11/2018	24
10/12/2018	3,100
10/15/2018	1,000*
10/15/2018	3,000
10/16/2018	401*
10/16/2018	250
10/16/2018	100
10/19/2018	5,000***
10/19/2018	1,500

*	Transactions effected on behalf of the Stockholder’s account.

**	Transactions effected on behalf of the account of Dr. Joyce, which was entered into by trusts in which Dr. Joyce is a trustee. Mr. Spizzo also serves as a trustee for these trusts.

***	Transactions effected on behalf of the account of Metamorphosis IV LLC.

Allen A. Spizzo

Trade Date	Number of Shares Purchased or (Sold)

03/02/2018	1,000
04/02/2018	2,000
04/24/2018	2,000
04/30/2018	330
06/04/2018	(1,000)

William H. Joyce

See disclosure above.

Patrick E. Gottschalk

Trade Date	Number of Shares Purchased or (Sold)
10/02/18	1,000

APPENDIX C

Information Required in Proxy Statement

Item 1. Date, time and place information.

(a)

The date, time and place of the 2019 Annual Meeting is not known by the Stockholder, but will be supplied in the Stockholder’s proxy statement when available. The complete mailing address, including ZIP Code, of the principal executive offices of the Company is 50 East RiverCenter Boulevard, Covington, Kentucky 41011. There is no information applicable to written consents because the Stockholder knows of no action to be taken by written consent.

(b)

On the first page of the Stockholder’s proxy statement, as delivered to security holders, the Stockholder will state the approximate date on which the proxy statement and form of proxy are first sent or given to security holders.

(c)

It is anticipated that the following information will be provided in the Company’s proxy statement under an appropriate caption, and the Stockholder will incorporate this information by reference into the Stockholder’s proxy statement: (i) the deadline for submitting shareholder proposals for inclusion in the Company’s proxy statement and form of proxy for the Company’s next annual meeting, calculated in the manner provided in Rule 14a-8(e) (Question 5) of the Exchange Act; (ii) the date after which notice of a shareholder proposal submitted outside the processes of Rule 14a-8 is considered untimely, either calculated in the manner provided by Rule 14a-4(c)(1) of the Exchange Act or as established by the Company’s  advance notice provision, if any, authorized by applicable state law; and (iii) as applicable, the deadline for submitting nominees for inclusion in the company’s proxy statement and form of proxy pursuant to Rule 14a-11 of the Exchange Act, an applicable state or foreign law provision, or the Company’s governing documents as they relate to the inclusion of shareholder director nominees in the Company’s proxy materials for the Company’s  next annual meeting of shareholders.

Item 2. Revocability of proxy.

The form of proxy that the Stockholder plans to solicit will permit the person giving the proxy the power to revoke it, and the Stockholder will state this in the Stockholder’s proxy statement. If the right of revocation before the proxy is exercised is limited (no limit is currently anticipated) or is subject to compliance with any formal procedure, the Stockholder will briefly describe such limitation or procedure in the Stockholder’s proxy statement.

Item 3. Dissenters’ right of appraisal.

The Stockholder is not aware of any rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the 2019 Annual Meeting. So, there is no applicable disclosure.

Item 4. Persons Making the Solicitation.

(a)

As disclosure regarding the Nominees would not normally be included in the Company’s proxy statement, but in the Stockholder’s proxy statement, the Stockholder has assumed for purposes of the disclosure provided herein that a contes12222222ted election is involved. Based on this assumption, the Stockholder’s solicitation will be subject to Rule 14a-12(c) of the Exchange Act. So, Item 4(a) of Rule 14a-101 of the Exchange Act (“Schedule 14A”) is not applicable.

(b)

The Stockholder represents as follows:

(i)

The solicitation is made by the Stockholder, and the Stockholder will describe the methods employed and to be employed to solicit securityholders in the Stockholder’s proxy statement (there is no current disclosure applicable to the methods employed and to be employed to solicit security holders because no soliciting has been done to date, and the Stockholder has not yet determined which methods will be employed).

(ii)

The Stockholder will not use regular employees of the registrant or any other “participant” (as defined in Schedule 14A) in the Stockholder’s solicitation, and none have been or are to be employed to solicit securityholders. So, there is no applicable disclosure regarding the class or classes of employees to be so employed, and the manner and nature of their employment for such purpose.

(iii)

There are no specially engaged employees, representatives or other persons that have been or are to be employed to solicit securityholders. So, there is no applicable disclosure regarding (a) the material features of any contract or arrangement for such solicitation and the identity of the parties, (b) the cost or anticipated cost thereof and (c) the approximate number of such employees of employees or any other person who will solicit securityholders. As of the date of this notice, the Stockholder and its participants (namely, Keith M. Rosenbloom, Cruiser Capital Advisors, LLC, Cruiser Capital Master Fund LP, Metamorphosis IV LLC, Allen A. Spizzo, William H. Joyce, Patrick E. Gottschalk and Carol S. Eicher) have not retained any person to make solicitations or recommendations to them for the purpose of assisting in the election of the Nominees as directors, nor are they are aware of any others acting in concert with them in connection with the election of the Nominees as Directors.

(iv)

The Stockholder has not made any expenditures to date for, in furtherance of, or in connection with the solicitation of securityholders, as it has not yet engaged in any solicitation efforts. The Stockholder does not believe the submission of this notice is for, in furtherance of, or in connection with the solicitation of securityholders, as it is a purely administrative action required by the By-laws. The Stockholder will state in the Stockholder’s proxy statement the total amount estimated to be spent (it is currently estimated that the Stockholder could spend up to $750,000) and the total expenditures as of the date of the proxy statement for, in furtherance of, or in connection with the solicitation of securityholders.

(v)

The cost of the solicitation will be borne by Cruiser Capital Advisors. Cruiser Capital Advisors has not yet determined if it will seek reimbursement from the Company. If Cruiser Capital Advisors determines it will seek reimbursement, then it will disclose this fact in its proxy statement, along with disclosure as to whether the question of such reimbursement will be submitted to a vote of securityholders.

(vi)

If the Stockholder’s solicitation is terminated pursuant to a settlement between the Company and any other participant in such solicitation, the Stockholder will describe the terms of such settlement, including, if known to the Stockholder, the cost or anticipated cost thereof to the Company.

Item 5. Interest of certain Persons in Matters to Be Acted Upon.

(a)

As disclosure regarding the Nominees would not normally be included in the Company’s proxy statement, but in the Stockholder’s proxy statement, the Stockholder has assumed for purposes of the disclosure provided herein that a contested election is involved. Based on this assumption, the Stockholder’s solicitation will be subject to Rule 14a-12(c) of the Exchange Act. So, Item 5(a) of Schedule 14A is not applicable.

(b)

The Stockholder represents and covenants as follows with regard to the information provided below about any substantial interest, direct or indirect, by security holdings or otherwise, of each participant (as defined in paragraphs (a) (ii), (iii), (iv), (v) and (vi) of  Instruction 3 to Item 4 of Schedule 14A), in any matter to be acted upon at the meeting (as known to the Stockholder as of the date of this notice); provided that the Stockholder does not have any such information regarding the directors of the Company. The only participants known to the Stockholder are Keith M. Rosenbloom, Cruiser Capital Advisors, LLC, Cruiser Capital Master Fund LP, Metamorphosis IV LLC, Allen A. Spizzo, William H. Joyce, Patrick E. Gottschalk and Carol S. Eicher.

(i)

The name of each participant is provided above. The business address of each participant for this notice and solicitation is c/o Cruiser Capital Master Fund LP, 501 Madison Avenue, Floor 12A, New York, NY 10022.

(ii)

Each participant’s present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is carried on is provided below.

Name	Principal Occupation or Employment	Name, Business and Address Employer
Cruiser Capital Advisors, LLC	The principal business of Cruiser Capital Advisors is to serve as an investment manager or adviser to various pooled investment vehicles, including Cruiser Capital Master Fund LP and Metamorphosis IV LLC, and separately managed accounts.	See prior disclosure. 501 Madison Avenue, Floor 12A, New York, NY 10022.
Keith M. Rosenbloom	The principal occupation of Mr. Rosenbloom is investment management through his ownership and control over the affairs of Cruiser Capital Advisors.	See prior disclosure. 501 Madison Avenue, Floor 12A, New York, NY 10022.
Cruiser Capital Master Fund LP	Serves as a pooled investment vehicle.	See prior disclosure. 501 Madison Avenue, Floor 12A, New York, NY 10022.
Metamorphosis IV LLC	Serves as a pooled investment vehicle.	See prior disclosure. 501 Madison Avenue, Floor 12A, New York, NY 10022.
Allen A. Spizzo	Mr. Spizzo is a business and management consultant focused on the chemicals, materials, biotechnology and pharmaceutical industries.	See prior disclosure. Mr. Spizzo conducts his business from 7013 Marseilles Court Summerfield, NC 27358.
William H. Joyce	Dr. Joyce has been the Chairman and Chief Executive Officer of Advanced Fusion Systems LLC, a developer and manufacturer of power electronics, since 2008.	Advanced Fusion Systems LLC is a developer and manufacturer of power electronics located at 11 Edmond Road, Newtown, CT 06470.
Patrick E. Gottschalk	Mr. Gottschalk was previously the President of Coatings, Monomers and Additives, a business within the The Dow Chemical Co.	200 West Washington Square #3202 Philadelphia, PA 19106
Carol S. Eicher	Ms. Eicher serves as a director for Tennant Company, a cleaning products and solutions company.	8960 Bay Colony Dr, Apt 203, Naples, FL 34108

(iii)

During the past ten years, no participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). So, there is no applicable information regarding the dates, nature of conviction, name and location of court, and penalty imposed or other disposition of the case, as none of this is applicable.

(iv)

Other than as disclosed herein, the participants only hold shares of Common Stock, and do not hold any other class of securities of the Company. From time to time, Cruiser Capital Advisors may acquire, and has acquired, American-style call options on behalf of the Cruiser Clients, which are entered into with various market participants and have strike prices and expiration dates set by the market. Provided below is the amount of Common Stock that each participant owns beneficially, directly or indirectly.

Name	Shares Held of Record	Shares Held Beneficially
Cruiser Capital Advisors, LLC	0	1,525,324 (3)
Keith M. Rosenbloom	0	1,525,324 (4)
Cruiser Capital Master Fund LP	4,790 (1)	0 (1)
Metamorphosis IV LLC	0 (2)	0 (2)
Allen A. Spizzo	0	4,330
William H. Joyce	0	0 (5)
Patrick E. Gottschalk	0	1,000
Carol S. Eicher	0 (6)	0 (6)

(1)

Cruiser Capital Master Fund LP, the Stockholder, is the record holder of these shares of Common Stock. All of the other shares of Common Stock are held in street name, and pursuant to Rule 13d-3 of the Exchange Act, the Stockholder does not hold these shares beneficially.

(2)

Metamorphosis IV LLC is not the record holder of any shares of Common Stock. All of the shares of Common Stock held by Metamorphosis IV LLC are held in street name, and pursuant to Rule 13d-3 of the Exchange Act, Metamorphosis IV LLC does not hold these shares beneficially.

(3)

Cruiser Capital Advisors has sole voting and dispositive power over these shares, which it manages for Cruiser Capital Master Fund LP, Metamorphosis IV LLC, and separately managed accounts (collectively, the “Cruiser Clients”)

(4)

Because Mr. Rosenbloom is the managing member of Cruiser Capital Advisors, he is deemed to share voting power and dispositive power over the shares of Common Stock managed for the Cruiser Clients.

(5)

There are 472,425 shares of Common Stock in the account of Dr. Joyce, which was entered into by trusts in which Dr. Joyce is a trustee. Mr. Spizzo also serves as a trustee for these trusts. Pursuant to Rule 13d-3 of the Exchange Act, Dr. Joyce and Mr. Spizzo do not hold these shares beneficially.

(6)

Ms. Eicher is an investor in Metamorphosis IV LLC. If Ms. Eicher is elected as a director of the Company, then Ms. Eicher will be redeemed out of Metamorphosis IV LLC.

(v)

Other than as disclosed herein, the participants only hold shares of Common Stock, and do not hold any other class of securities of the Company. From time to time, Cruiser Capital Advisors may acquire, and has acquired, American-style call options on behalf of the Cruiser Clients, which are entered into with various market participants and have strike prices and expiration dates set by the market. Provided above, in the prior table, is the amount of Common Stock that each participant owns of record but not beneficially.

(vi)

Appendix B, which is incorporated herein by reference, states with respect to shares of Common Stock, as the participants do not hold, and have note held, any other securities of the Company, all of the shares purchased or sold within the past two years, the dates on which they were purchased or sold and the amount purchased or sold on each such date.

(vii)

Except as provided below, no part of the purchase price or market value of any of the shares of Common Stock on Appendix B is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. From time to time, Cruiser Capital Advisors may purchase Common Stock on margin provided by banking institutions or brokerage firms on such firms’ usual terms and conditions. In such instances, the positions held in the margin account are pledged as collateral security for the repayment of debit balances in the account.  So, all or part of the shares of Common Stock held may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such entities. Such loans, if any, generally bear interest at a rate based upon the federal funds rate plus a margin. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the common stock reported herein. Such indebtedness, if any, may be refinanced with other banks or broker-dealers. Other than with regard to the margin accounts, as of the date of this notice, the participants do not have any loans secured by shares of common stock.

(viii)

Other than as disclosed herein, no participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. From time to time, Cruiser Capital Advisors may acquire, and has acquired, American-style call options on behalf of the Cruiser Clients, which are entered into with various market participants and have strike prices and expiration dates set by the market.

(ix)

None of the participant’s “associates” (as defined in Rule 14a-1 of the Exchange Act) own beneficially, directly or indirectly, shares of Common Stock or any other securities of the Company.

(x)

No participant beneficially owns, directly or indirectly, any class of securities of any parent or subsidiary of the Company.

(xi)

There is no applicable information for any of the participants or any associates that is required by Item 404(a) of Regulation S-K. Other than as discussed herein and in the notice, no Nominee has had any direct or indirect compensation or other material monetary agreements, arrangements and understandings during the past three years, or any other material relationships, between or among the Stockholder, and the Stockholder’s affiliates, partners, members, clients and associates, or others acting in concert therewith, on the one hand, and the Nominee, and the Nominee’s affiliates and associates, or others acting in concert therewith, on the other hand. There are no agreements between any of the Nominees and any person or entity other than the Company relating to compensation or payment in connection with the Nominees’ candidacy or service. There are no transactions that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Stockholder or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such rule and the Nominees were directors or executive officers of such registrant.

(xii)

No participant and no associate of any participant has any arrangement or understanding with any person – (a) with respect to any future employment by the Company or its affiliates; or (b) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

(xiii)

Other than the participants identified above, none of the participants, nor any of their associates, is aware of any other person who is a party to an arrangement or understanding pursuant to which a Nominee for election as director is proposed to be elected. The Nominees will be indemnified by the Cruiser Capital Advisors for any liabilities they may incur in connection with the intended solicitation of proxies for use at the 2019 Annual Meeting. Cruiser Capital Advisors will reimburse the Nominees for any expenses that they reasonably incur in connection with the intended solicitation of proxies for use at the 2018 Annual Meeting. The only substantial interest, direct or indirect, that any participant has in any matter to be acted upon at the 2019 Annual Meeting (as such items are known to the participants and their associates as of the date of this notice, is the participants’ security holdings.

(xiv)

None of the participants, nor any of their associates, know of any applicable information or disclosure required by Item 402(t) of Regulation S-K.

Item 6. Voting securities and principal holders thereof.

(a)

None of the participants, nor any of their associates, know or have the ability to state as to each class of voting securities of the Company entitled to be voted at the 2019 Annual Meeting (or by written consents or authorizations if no meeting is held), the number of shares outstanding as of the record date and the number of votes to which each class is entitled. At June 30, 2018, there were 62,426,191 shares of Common Stock outstanding and entitled to vote, based on public disclosure by the Company.

(b)

None of the participants, nor any of their associates, know the record date, as this will be set by the Company. The participants and their associates anticipate that the right to vote or give consent is to be determined by reference to a record date, and know of no other information or disclosure to the contrary.

(c)

The Company’s stockholders do not have cumulative voting rights, and none of the participants, nor any of their associates, know of any information or disclosure to the contrary.

(d)

Other than the shares of Common Stock held by the participants, as provided herein, none of the participants know, or have the ability to know, as of the date of this notice the securities ownership of other holders of the Company’s securities or of Company’s management. No participant, and none of their associates, knows of any arrangements, including any pledge by any person of securities of the Company or any of the Company’s parents, the operation of which may at a subsequent date result in a change in control of the Company. None of the participants, nor any of their associates, know of any other applicable disclosure under Item 403 of Regulation S-K.

(e)

No participant, nor any of their associates, knows of any change in control of the Company that has occurred since the beginning of the Company’s last fiscal year, and they have no applicable disclosure regarding any such event.

Item 7. Directors and executive officers.

(a)

The participants know of no material legal proceedings in which a participant, Nominee or any associate of these parties is adverse to the Company or its subsidiaries or has a material interest adverse to the Company or its subsidiaries, in accordance with Item 103 (Instruction 4) of Regulation S-K. The Stockholder will incorporate by reference into the Stockholder’s proxy statement the applicable information required by Item 103 (Instruction 4) of Regulation S-K that is disclosed in the Company’s proxy statement.

(b)

The information for the Nominees required by Item 401 and Item 405 of Regulation S-K and related information is provided in the nomination notice, and incorporated herein by reference. There is no applicable information for the Nominees, or any of their associates, that is required by Items 404(a) and (b), 405 and 407(d)(4), (d)(5) and (h) of Regulation S-K. The Stockholder will incorporate by reference into the Stockholder’s proxy statement the applicable information required by Items 401, 404(a) and (b), 405 and 407(d)(4), (d)(5) and (h) of Regulation S-K that are disclosed in the Company’s proxy statement.

None of the other disclosure items under Item 7 are applicable to the Stockholder or its participants, or any of their associates.

Item 8. Compensation of directors and executive officers.

There is no applicable information regarding the Stockholder or its participants, or any of their associates, that is required by Item 402 of Regulation S-K and paragraphs (e)(4) and (e)(5) of Item 407 of Regulation S-K. The Stockholder will incorporate by reference into the Stockholder’s proxy statement the applicable information required by Item 402 of Regulation S-K and paragraphs (e)(4) and (e)(5) of Item 407 of Regulation S-K that is disclosed in the Company’s proxy statement.

Item 9. Independent public accountants.

The Stockholder will incorporate by reference into the Stockholder’s proxy statement the applicable information required by Item 9 of Schedule 14A that is disclosed in the Company’s proxy statement.

Item 10. Compensation Plans.

To the knowledge of the Stockholder, Item 10 of Schedule 14A is not applicable for the 2019 Annual Meeting.

Item 11. Authorization or issuance of securities otherwise than for exchange.

To the knowledge of the Stockholder, Item 11 of Schedule 14A is not applicable for the 2019 Annual Meeting.

Item 12. Modification or exchange of securities.

To the knowledge of the Stockholder, Item 12 of Schedule 14A is not applicable for the 2019 Annual Meeting

Item 13. Financial and other information.

To the knowledge of the Stockholder, Item 13 of Schedule 14A is not applicable for the 2019 Annual Meeting.

Item 14. Mergers, consolidations, acquisitions and similar matters.

To the knowledge of the Stockholder, Item 14 of Schedule 14A is not applicable for the 2019 Annual Meeting.

Item 15. Acquisition or disposition of property.

To the knowledge of the Stockholder, Item 15 of Schedule 14A is not applicable for the 2019 Annual Meeting.

Item 16. Restatement of accounts.

To the knowledge of the Stockholder, Item 16 of Schedule 14A is not applicable for the 2019 Annual Meeting.

Item 17. Action with respect to reports.

To the knowledge of the Stockholder, Item 17 of Schedule 14A is not applicable for the 2019 Annual Meeting.

Item 18. Matters not required to be submitted.

To the knowledge of the Stockholder, Item 18 of Schedule 14A is not applicable for the 2019 Annual Meeting.

Item 19. Amendment of character, bylaws or other documents.

To the knowledge of the Stockholder, Item 19 of Schedule 14A is not applicable for the 2019 Annual Meeting.

Item 20. Other proposed action.

To the knowledge of the Stockholder, Item 20 of Schedule 14A is not applicable for the 2019 Annual Meeting.

Item 21. Voting procedures.

The vote required for the approval of the Nominees will be a plurality vote. The Stockholder does not know what other matters the Company will present at the meeting. It is anticipated that the Company will treat broker non-votes as present to determine whether or not there is a quorum at the 2019 Annual Meeting, but they will not be treated as entitled to vote on any “non-routine” matters. It is anticipated that abstentions will also be treated as present for the purpose of determining whether a quorum is present, but as unvoted shares for the purpose of determining the approval of any matter submitted for a vote. Broker non-votes and abstentions will have no effect on the election of the Nominees. The Stockholder will provide equivalent disclosure in its proxy statement for any other matters that the Company presents at the 2019 Annual Meeting.

Item 22. Information required in investment company proxy statement.

Item 22 is not applicable to the Company.

Item 23. Delivery of documents to security holders sharing an address.

The Stockholder will incorporate by reference into the Stockholder’s proxy statement the applicable information required by Item 23 of Schedule 14A that is disclosed in the Company’s proxy statement.

Item 24. Shareholder Approval of Executive Compensation.

The Stockholder will incorporate by reference into the Stockholder’s proxy statement the applicable information required by Item 24 of Schedule 14A that is disclosed in the Company’s proxy statement

Item 25. Exhibits.

The Stockholder will incorporate by reference into the Stockholder’s proxy statement the applicable information required by Item 25 of Schedule 14A that is disclosed in the Company’s proxy statement.